CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Coupon Notes due 2022	$3,363,000	$338.65

PROSPECTUS Dated November 19, 2014	Pricing Supplement No. 625 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-200365
Dated November 19, 2014	Dated October 22, 2015
Rule 424(b)(2)

$3,363,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Contingent Coupon Notes due October 27, 2022
Based on the Performance of a Basket of Ten Stocks

Unlike ordinary debt securities, the Contingent Coupon Notes due October 27, 2022 Based on the Performance of a Basket of Ten Stocks, which we refer to as the notes, will pay a contingent annual coupon, if any, at a rate dependent upon the weighted average performance of the 10 basket components. On any observation date, the basket component performance of each of the basket components will equal (i) if the closing price of such basket component on such observation date has remained the same or appreciated from the initial share price, a positive fixed upside basket component return of 9.30%, or (ii) if the closing price of such basket component on such observation date has declined from the initial share price, a negative return reflecting the percentage decrease in the share price of such basket component, subject to the basket component return floor of -10%. Consequently, the notes will pay a contingent annual coupon on any coupon payment date only if there are a sufficient number of common stocks with a positive fixed upside basket component return to more than offset the negative returns of any of the common stocks that have declined in value from the respective initial share price. The coupon rate will not be less than 0% or greater than the fixed upside basket component return of 9.30% for any annual coupon period. The coupon rate will be equal to the fixed upside basket component return only if none of the basket components have a negative return, as determined on the applicable observation date. These long-dated notes are designed for investors who are concerned about principal risk but seek an equity stock basket-based return and an opportunity to earn contingent annual coupons at a potentially above-market rate, and who are willing to forgo dividend payments in exchange for the repayment of the stated principal amount at maturity and the potential to receive a contingent annual coupon.

The basket is composed of the common stock of the following issuers: The Procter & Gamble Company, 3M Company, NextEra Energy, Inc., Bank of America Corporation, Exxon Mobil Corporation, The Clorox Company, General Mills, Inc., Eli Lilly and Company, The Home Depot, Inc. and Honeywell International Inc. (collectively, the “basket”). We refer to the common stock of the issuers each individually as a “basket component” and collectively as the “basket components.” At maturity, the payment due under the notes will be the stated principal amount for each note you hold and accrued and unpaid contingent annual coupon, if any. The notes are unsecured obligations of Morgan Stanley.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount of each note is $1,000.

•	On each coupon payment date, you will receive a contingent annual coupon, if any, for each $1,000 stated principal amount of notes that you hold equal to $1,000 times the coupon rate.

•	The coupon rate on each coupon payment date will be a percentage equal to the sum of the products of (i) a weighting equal to 10% for each basket component and (ii) the basket component performance of each basket component on the applicable observation date; provided that the coupon rate will not be less than 0%.

•	The basket component performance for each basket component with respect to each observation date will be determined as follows:

º	if the final share price is greater than or equal to the initial share price, a percentage equal to 9.30% (the “fixed upside basket component return”)

º	if the final share price is less than the initial share price, a percentage equal to the greater of (A) the basket component return and (B) -10% (the “basket component return floor”)

•	The basket component return for each basket component will equal (final share price – initial share price) / initial share price.

•	The initial share price for each basket component is the closing price of one share of such basket component on October 20, 2015, as set forth on page PS-6.

•	The final share price for each basket component will equal the closing price of one share times the adjustment factor for such basket component, each as determined on the applicable observation date. The share adjustment factor for each basket component will initially be set at 1.0 and may be adjusted for certain corporate events relating to that basket component.

•	The coupon payment dates will be October 27, 2016, October 27, 2017, October 27, 2018, October 27, 2019, October 27, 2020, October 27, 2021 and the maturity date.

•	Each observation date will be the third scheduled business day prior to the related coupon payment date.

•	The coupon payment dates and the observation dates are subject to postponement for non-trading days or certain market disruption events. No adjustment will be made to any interest payment made on a postponed date.

•	The issuers of the basket components are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

•	The notes will not be listed on any securities exchange.

•	The estimated value of the notes on the pricing date is $989.30 per note. See “Summary of Pricing Supplement” beginning on page PS-3.

The CUSIP number for the notes is 61761JN70 and the ISIN for the notes is US61761JN700.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on page PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer(2)
Per Note	$1,000	$7.50	$992.50
Total	$3,363,000	$25,222.50	$3,337,777.50

(1) Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $7.50 for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2) See “Use of proceeds and hedging” on page PS-32.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the notes:

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes are medium-term debt securities of Morgan Stanley. At maturity, the payment due under the notes will be the stated principal amount for each note you hold and accrued and unpaid contingent annual coupon, if any. The contingent annual coupon, if any, is dependent upon the weighted average performance of the basket components calculated as described below. All payments on the notes are subject to the credit risk of Morgan Stanley.

Each note costs $1,000

We, Morgan Stanley, are offering Contingent Coupon Notes due October 27, 2022 Based on the Performance of a Basket of Ten Stocks (the “notes”).  The stated principal amount and original issue price of each note is $1,000.

We refer to the common stocks of the following ten companies collectively as the “basket components” and each separately as a “basket component”: The Procter & Gamble Company, 3M Company, NextEra Energy, Inc., Bank of America Corporation, Exxon Mobil Corporation, The Clorox Company, General Mills, Inc., Eli Lilly and Company, The Home Depot, Inc. and Honeywell International Inc.

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. We estimate that the value of each note on the pricing date is $989.30.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the fixed upside basket component return and the basket component return floor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

The notes provide a contingent annual coupon, if any, based on the weighted average performance of the 10 basket components, calculated as described herein

Unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, the notes will pay a contingent annual coupon, if any, at a rate that is based upon the weighted average performance of the 10 basket components. On any observation date, the basket component performance of each common stock will equal (i) if the closing price of such basket component on such observation date has remained the same or appreciated from the initial share price, a positive fixed upside basket component return of 9.30%, or (ii) if the closing price of such basket component on such observation date has declined from the initial share price, a negative return reflecting the percentage decrease in the share price of such basket component, subject to the basket component return floor of -10%. Consequently, the notes will pay a contingent annual coupon on any coupon payment date only if there are a sufficient number of common stocks with a positive fixed upside basket component return to more than offset the negative returns of any common stocks that have declined in value from the respective initial share price.

It is possible that the sum of the negative returns could outweigh the positive fixed upside basket component returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive no contingent coupon payments.

We refer to the coupon payments on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date. Furthermore, even if the coupon rate is positive on some annual coupon payment dates, it may equal zero on others.

Contingent annual coupon on each coupon payment date	On each coupon payment date, you will receive a contingent annual coupon, if any, for each $1,000 stated principal amount of notes that you hold equal to $1,000 times the coupon rate.

The coupon rate for each coupon payment date will be a percentage equal to the sum of the products of (i) a weighting equal to 10% for each of the 10 basket components and (ii) the basket component return of each basket component on the applicable observation date; provided that the coupon rate will not be less than 0%.

On each observation date, the basket component performance for each basket component is measured from its respective initial share price and is calculated as follows:

•     If the final share price is greater than or equal to the initial share price, a percentage equal to 9.30% (the “fixed upside basket component return”); and

• if the final share price is less than the initial share price, a percentage equal to the greater of (A) the basket component return and (B) -10% (the “basket component return floor”)

where,

basket component return = The final share price minus the initial share price divided by the initial share price, as expressed by the following formula.

final share price – initial share price

initial share price

initial share price = The closing price of one share of such basket component on October 20, 2015, as set forth in the table on page PS-6 below.

final share price = the closing price of one share times the adjustment factor for such basket component, each as determined on the applicable observation date.

The share adjustment factor for each basket component will initially be set at 1.0 and may be adjusted for certain corporate events relating to that basket component as described in the section entitled “Description of Notes—Antidilution Adjustments.”

The coupon payment dates will be October 27, 2016, October 27, 2017, October 27, 2018, October 27, 2019, October 27, 2020, October 27, 2021 and the maturity date.

The observation dates will be the third scheduled business day prior to the related coupon payment date.

The maturity date and each coupon payment date and observation date are subject to postponement for non-trading days or certain market disruption events. No adjustment will be made to any interest payment made on a postponed date.

Your contingent coupon payment, if any, is capped	The coupon rate will not be less than 0% or greater than the fixed upside basket component return of 9.30%. The coupon rate will be equal to the fixed upside basket component return only if none of the basket components have a negative return, as determined on the applicable observation date.

100% of the principal amount due at maturity	At maturity, the payment due under the notes will be the stated principal amount per note plus accrued and unpaid coupon, if any, subject to issuer credit risk.

Basket stocks	The basket is composed of the common stocks of ten companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each basket component, the exchange on which each basket component is listed, the weighting of each Basket Component and the initial share price.

Issuer of Basket Component	Bloomberg Ticker Symbol*	Exchange	Basket Component Weighting	Initial Share Price
The Procter & Gamble Company	PG	NYSE	10%	$74.43

3M Company	MMM	NYSE	10%	$149.11
NextEra Energy, Inc	NEE	NYSE	10%	$103.94
Bank of America Corporation	BAC	NYSE	10%	$16.20
Exxon Mobil Corporation	XOM	NYSE	10%	$80.83
The Clorox Company	CLX	NYSE	10%	$122.08
General Mills, Inc.	GIS	NYSE	10%	$56.60
Eli Lilly and Company	LLY	NYSE	10%	$77.79
The Home Depot, Inc.	HD	NYSE	10%	$122.85
Honeywell International Inc.	HON	NYSE	10%	$98.28

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket component, the initial share price was determined, and the final share price will be determined, as set forth under “Description of Notes—Initial Share Price” and “—Final Share Price” in this pricing supplement.

For further information on each of the basket components, please see the section of this pricing supplement entitled “Description of Notes—Basket Components, Public Information and Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket components for each calendar quarter in the period from January 1, 2010 through October 22, 2015 in Annex A. The historical performance of the ten basket components cannot be taken as an indication of future performance of the basket components. You cannot predict the future performance of any basket component, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on the historical information included in this pricing supplement.

The contingent annual coupon will be based on the basket component performances of the basket components on each observation date, calculated as described herein, multiplied by the weighting equal to 10% for each basket component. If, however, a scheduled observation date is not a trading day, such observation date will be postponed to the next trading day. In addition, if a market disruption event occurs on any observation date with respect to any basket component, the final share price for that basket component only will be determined on the next trading day on which no market disruption event occurs with respect to that basket component. The determination of the final share prices for the unaffected basket components will not be postponed. If, due to a market disruption event or otherwise, the final share price for any basket component is determined on or after the scheduled trading day immediately prior to a scheduled coupon payment date or scheduled maturity date, as applicable), the coupon payment date will be postponed until the second business day following the date on which the final share price has been determined for every basket component. See the sections of this pricing supplement entitled “Description of Notes—Maturity Date” and “—Observation Date.”

Investing in the notes is not equivalent to investing in the basket or in any of the basket components.

The final share prices of the basket components may come to be based on the values of the common stocks of companies other than the issuers of the basket components	Following certain corporate events relating to a basket component, such as a stock-for-stock merger where the basket component is not the surviving entity, the basket component performance that had been based on the original basket component will instead be based on the closing price of the common stock of a successor corporation to the issuer of the basket component. Following certain other corporate events relating to a basket component, such as a merger event where holders of the basket component would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket component, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket component in lieu of, or in addition to such basket component, in either case to calculate the basket component performance for such basket component. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket components in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your notes.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. has determined the initial share prices, will determine final share prices, basket component return and basket component performance of each basket component, the adjustments to be made to, if any, to the adjustment factors to reflect certain corporate and other events affecting the basket components, and whether a market disruption event has occurred, and will calculate the contingent annual coupon, if any, payable to you on each coupon payment date.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on page PS-33.

Where you can find more information on the notes	The notes are senior unsecured notes issued as part of our Series F medium-term Note program. You can find a general description of our Series F medium-term Note program in the accompanying prospectus supplement dated November 19, 2014 and prospectus dated November 19, 2014. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL CONTINGENT COUPON RATES ON A COUPON PAYMENT DATE

The following examples illustrate how changes in the performance of the basket components over the term of the notes will affect the contingent annual coupon payable on the notes for any coupon payment date. These examples reflect the basket component weightings of 10% for each basket component, the fixed upside basket component return of 9.30% and the basket component return floor of -10% and assume an initial share price for every basket component of $100. The actual initial share price for each basket component is set forth below under “Description of the Notes—Basket Components.” The examples below are for purposes of illustration only and would provide different results if different assumptions were made. The numbers in the examples below may have been rounded for the ease of analysis.

Table 1

Basket Component	Final Share Price	Basket Component Return	Basket Component Performance	Basket Component Performance x Stock Weighting
Basket Component 1	$95.00	-5.00%	-5.00%	-0.50%
Basket Component 2	$101.20	1.20%	9.30%	0.93%
Basket Component 3	$103.20	3.20%	9.30%	0.93%
Basket Component 4	$98.20	-1.80%	-1.80%	-0.18%
Basket Component 5	$100.50	0.50%	9.30%	0.93%
Basket Component 6	$102.20	2.20%	9.30%	0.93%
Basket Component 7	$95.80	-4.20%	-4.20%	-0.42%
Basket Component 8	$103.20	3.20%	9.30%	0.93%
Basket Component 9	$98.00	-2.00%	-2.00%	-0.20%
Basket Component 10	$104.20	4.20%	9.30%	0.93%
			Total =	4.28%
			Coupon Rate =	4.28%

Explanation for Example 1

In example 1, six of the ten basket components have zero or positive basket component returns as of the relevant observation date, and the other four basket components have negative basket component returns, ranging from -1.80% to -5.00% The resulting coupon rate is 4.28%, and investors would receive a coupon payment on the coupon payment date of $42.80 per $1,000 note.

Table 2

Basket Component	Final Share Price	Basket Component Return	Basket Component Performance	Basket Component Performance x Stock Weighting
Basket Component 1	$115.00	15.00%	9.30%	0.93%
Basket Component 2	$110.20	10.20%	9.30%	0.93%
Basket Component 3	$85.00	-15.00%	-10.00%	-1.00%
Basket Component 4	$60.00	-40.00%	-10.00%	-1.00%
Basket Component 5	$112.00	12.00%	9.30%	0.93%
Basket Component 6	$150.00	50.00%	9.30%	0.93%
Basket Component 7	$65.00	-35.00%	-10.00%	-1.00%
Basket Component 8	$110.00	10.00%	9.30%	0.93%
Basket Component 9	$80.00	-20.00%	-10.00%	-1.00%
Basket Component 10	$65.00	-35.00%	-10.00%	-1.00%
			Total =	-0.35%
			Coupon Rate =	0.00%

Explanation for Example 2

In example 2, five of the ten basket components have significant positive basket component returns, but the other five basket components have significant negative basket component returns equal to the basket component return floor, which would result in a coupon rate of -0.35%. Because the coupon rate may not be less than 0%, the coupon rate is 0% and investors would receive no annual coupon payment. For any basket component, the positive contribution of such basket component is limited to the fixed upside basket component return of 9.30%, regardless of how much the basket component has appreciated from its initial share price, while the negative contribution of a basket component may be as low as the basket component return floor of -10%. Consequently, significant negative returns can have a disproportionate effect on the overall basket performance as calculated in accordance with the terms of the notes.

Table 3

Basket Component	Final Share Price	Basket Component Return	Basket Component Performance	Basket Component Performance x Stock Weighting
Basket Component 1	$130.00	30.00%	9.30%	0.93%
Basket Component 2	$115.00	15.00%	9.30%	0.93%
Basket Component 3	$135.00	35.00%	9.30%	0.93%
Basket Component 4	$140.00	40.00%	9.30%	0.93%
Basket Component 5	$130.00	30.00%	9.30%	0.93%
Basket Component 6	$150.00	50.00%	9.30%	0.93%
Basket Component 7	$115.00	15.00%	9.30%	0.93%
Basket Component 8	$118.00	18.00%	9.30%	0.93%
Basket Component 9	$120.00	20.00%	9.30%	0.93%
Basket Component 10	$125.00	25.00%	9.30%	0.93%
			Total =	9.30%
			Coupon Rate =	9.30%

Explanation for Example 3

In example 3, all 10 basket components have significant positive basket component returns, ranging from 15.00% to 50.00%. However, because the coupon rate cannot be more than the fixed upside basket component return of 9.30%, the coupon rate equals the fixed upside basket component return of 9.30% and the investor receives the maximum coupon payment of $93.00 per $1,000 stated principal amount of Notes on the applicable coupon payment date. Even if all of the basket components have appreciated significantly from their initial share prices, the coupon payment is limited by the fixed upside basket component return. Moreover, the coupon rate for any interest period can be 9.30% only if none of the basket components have declined from their respective initial share prices as of the relevant observation date.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, the notes will pay a contingent annual coupon, if any, at a rate that is based upon the weighted average performance of the 10 basket components. As described herein, the notes will pay a contingent annual coupon only if there are a sufficient number of basket components with a positive fixed upside basket component return to more than offset the negative returns of the other basket components. In addition, investing in the notes is not equivalent to investing in a fixed rate debt security due to the fact that any coupon payments are contingent on the performance of the basket components and could be zero. This section describes the most significant risks relating to the notes.

The notes may not provide any coupon payments	The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular payment of interest, but instead pay a contingent annual coupon, if any, at a rate that is based upon the weighted average performance of the 10 basket components. On any observation date, the basket component performance of each of common stock will equal (i) if the closing price of such basket component has remained the same or appreciated from the initial share price, a positive fixed upside basket component return of 9.30%, or (ii) if the closing price of such basket component has declined from the initial share price, a negative return reflecting the percentage decrease in the share price of the basket component, subject to the basket component return floor of -10%. Consequently, the notes will pay a contingent annual coupon on any coupon payment date only if there are a sufficient number of basket components with a positive fixed upside basket component return to more than offset the negative returns of any other basket components that have declined in value from the respective initial share price. It is possible that the sum of the negative returns could outweigh the fixed upside basket component returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive no contingent coupon payments. If you do not earn sufficient contingent coupon payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

You will not receive any contingent annual coupon with respect to any observation date if the average basket component performance of the basket components on such observation date is less than or equal to zero	A contingent annual coupon will be paid with respect to an observation date only if the average stock performance of the basket components, determined as set forth herein, is greater than zero. If the average basket component performance of the basket components, determined as set forth herein, is equal to or below zero on each observation date over the term of the notes, you will not receive any contingent annual coupons.

The contingent annual coupon is based only on the closing prices of the basket components on the annual observation dates	The amount of contingent annual coupon you will receive on any coupon payment date will be determined based on the closing prices of the basket components on the applicable annual observation dates, as compared to their initial share prices. As a result, you will not know the amount of the contingent annual coupon you will receive on any coupon payment date until the closing prices are determined on such observation date. Moreover, because the contingent annual coupon is based solely on the basket component performances of the basket components on a specific observation date, if the average basket component performance of the basket components, determined as set forth herein, on such observation date is less than or equal to zero, you will not receive any contingent annual coupon with respect to such observation date, even if the average performance of the basket components was greater than zero on other days during the term of the notes.

The amount by which each basket component can contribute to the calculation of the coupon rate with respect to any coupon payment date is limited by the fixed upside basket component return, while the negative contribution of any basket component can be as high as the basket component return floor	On each observation date, the basket component performance for each basket component is capped by the fixed upside basket component return of 9.30%. Therefore, even if the basket component performance of any basket component on any observation date is positive, the amount by which such basket component can contribute to the calculation of the coupon rate with respect to the relevant coupon payment date will not exceed the fixed upside basket component return. Consequently, your return on each coupon payment date will be capped at the fixed upside basket component return, regardless of the actual appreciation of the basket components from the respective initial share prices, which may be significant. Moreover, because the basket component return floor is -10%, while the fixed upside basket component return is 9.30%, negative performance by one or more basket components can more than offset the effects of the fixed upside basket component return for a greater number of basket components.

The notes may not pay more than the stated principal amount at maturity

You may receive a lower payment at maturity than you would have received if you had invested directly in the basket components or contracts relating to the basket components for which there is an active secondary market. If the average basket component performance of the basket components, calculated as set forth herein, on an observation date is less than or equal to zero, you will not receive any contingent annual coupon with respect to such observation date. This will be true even if the average stock performance of the basket components was greater than zero on other days during the term of the notes. You may receive only $1,000 per note at maturity.

The market price of the notes will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes and the price, if any, at which your broker may be willing to purchase or sell the notes, including the market price of each basket component at any time, and, in particular, on the observation dates, the volatility (frequency and magnitude of changes in price) of the basket components, dividend rate on the basket components, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the final share prices of the basket components, the occurrence of certain events affecting a particular basket components that may or may not require an adjustment to its adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The prices of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Components, Public Information and Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

The notes will not be listed and secondary trading may be limited	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co.

were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes	You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on each coupon payment date and at maturity, and therefore, you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The rate Morgan Stanley is willing to pay for notes of this type, maturity and issuance size is likely to be lower than Morgan Stanley’s estimated secondary market rates and advantageous to Morgan Stanley. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the stated principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the stated principal amount and will adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which brokers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the stated principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the stated principal amount and borne by you and because the secondary market prices will reflect the bid-offer spread that any broker would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the stated principal amount and the lower rate Morgan Stanley is willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 12 months following the original issue date, to the extent that MS & Co. or any other broker may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket components, and to Morgan Stanley’s estimated secondary market rates, it would do so based on values higher than the estimated value, and Morgan Stanley expects that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to Morgan Stanley’s pricing and valuation models, which may differ from those of other brokers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of notes, Morgan Stanley’s models may yield a higher estimated value of the notes than those generated by others, including other brokers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which brokers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including Morgan Stanley’s creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above

Changes in the price of one or more of the basket components may offset each other

Price movements in the basket components may not correlate with each other. At a time when the price of one or more basket components increase, the price of other basket components may decline in value. Therefore, in calculating the contingent annual coupon on each observation date in the manner set forth herein, increases in the prices of one or more basket components may be moderated, or wholly offset, by declines in the prices of one or more of the other basket components. For further information on each of the basket components, please see “Basket Components, Public Information and Historical Information” below. You can review the published high and low closing prices for each basket component from January 1, 2010 through October 20, 2015. The historical performance of the 10 basket components cannot be taken as an indication of future performance of those basket components. You cannot predict the future performance of any basket component, the average basket component performance of the basket components, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on the historical information included in this pricing supplement.

Additionally, because the basket component return floor is -10%, while the fixed upside basket component return is 9.30%, negative performance by one or more basket components can more than offset the effects of the fixed upside basket component return for a greater number of basket components.

The basket component prices are volatile	The trading prices of common stocks can be volatile. Fluctuations in the trading prices of the basket components may result in a significant disparity between the prices of the basket components on any observation date and the overall performance of the basket components over the term of the notes.

Morgan Stanley is not affiliated with the issuers of the basket components	We are not affiliated with any of the basket component issuers and the basket component issuers are not involved with this offering in any way. Consequently, we have no ability to control the actions of the basket component issuers, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factor of the basket components. The basket component issuers have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the basket component issuers.

Morgan Stanley may engage in business with or involving one or more of the issuers of the basket components without regard to your interests	We or our affiliates may presently or from time to time engage in business with one or more of the basket component issuers without regard to your interests, including extending loans to, or making equity investments in, one or more of the basket component issuers or their affiliates or subsidiaries, or providing advisory services to one or more of the basket component issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the basket component issuers. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket components. These research reports may or may not recommend that investors buy or hold the basket components. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the basket component issuers in our research reports.

You have no shareholder rights	Investing in the notes is not equivalent to investing in the basket components. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket component.

The final share prices of the basket components may come to be based on the value of the common	Following certain corporate events relating to a basket component, such as a stock-for-stock merger where the basket component is not the surviving entity, the basket component performance that had been based on the original basket component will instead be based on the closing price of the common stock of a successor corporation

stock of companies other than the issuers of the basket components	to the issuer of the basket component. Following certain other corporate events relating to a basket component, such as a merger event where holders of the basket component would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket component, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket component in lieu of, or in addition to such basket component, in either case to calculate the basket component performance for such basket component. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket components in the section of this pricing supplement called “Description of Notes—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your notes.

The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket components	MS & Co., as calculation agent, will adjust the adjustment factor for a basket component for certain events affecting the basket component, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket component, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket components. For example, the calculation agent is not required to make any adjustments if the issuer of a basket component or anyone else makes a partial tender or partial exchange offer for that basket component. If an event occurs that does not require the calculation agent to adjust an adjustment factor, the market price of the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes.

The calculation agent, which is a subsidiary of the issuer, has made and will make determinations with respect to the notes

As calculation agent, MS & Co. has determined the initial share price for each basket component, will determine the closing share price for each basket component on each observation date, and will calculate the contingent annual coupon you will receive on the coupon payment dates, if any, and the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and adjustments to an adjustment factor. Such determinations may adversely affect the payment you will receive on each coupon payment date. For further information regarding these types of determinations, see “Description of Notes —Closing Price,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes

One or more of our affiliates and/or third-party brokers have carried out, and will continue to carry out, hedging activities related to the notes, including trading in the basket components and in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the observation dates approach. Some of our affiliates also trade the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to October 20, 2015 could have increased the initial share prices of the basket components, and, therefore, could have increased the prices at or above which the basket components must close on any observation date before an investor would receive a contingent annual coupon. Additionally, such hedging or trading activities during the term of the notes, including on the observation dates, could adversely affect the closing prices of the basket components on the observation dates, and, accordingly, the amount of cash, if any, an investor will receive on the applicable coupon payment dates.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 stated principal amount of our Contingent Coupon Notes due October 27, 2022 Based on the Performance of a Basket of Ten Stocks. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley and we refer to each stock composing the basket of ten stocks each individually as a “Basket Component” and collectively as the “Basket Components.”

Aggregate Principal Amount	$3,363,000

Original Issue Date (Settlement Date)	October 27, 2015

Pricing Date	October 22, 2015

Maturity Date	October 27, 2022, subject to extension in accordance with the following paragraph in the event of non-Trading Days or a Market Disruption Event with respect to any Basket Component(s) on the Final Observation Date.

If, due to non-Trading Days, a Market Disruption Event or otherwise, the Final Observation Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following that Final Observation Date as postponed, and no adjustment will be made to any coupon payment made on that postponed date. See “––Observation Dates” below.

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61761JN70

ISIN	US61761JN700

Minimum Purchase	1 Note

Specified Currency	U.S. dollars

Payment at Maturity	The payment due per Note at maturity will be the Stated Principal Amount of the Notes that you hold and the applicable Contingent Annual Coupon relating to the Final Observation Date, if any.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities – The Depositary” in the accompanying prospectus.

Basket	The Basket is composed of the common stocks of ten companies, as listed under “—Basket Components” below.

Basket Components	The table below sets forth the Bloomberg ticker symbol for each Basket Component, the exchange on which each Basket Component is listed, the weighting of each Basket Component and the Initial Share Price of each Basket Component that will be used to determine the Basket Component Return and calculate the Basket Component Performance with respect to each Observation Date.

Issuer of Basket Component	Bloomberg Ticker Symbol*	Exchange	Basket Component Weighting	Initial Share Price
The Procter & Gamble Company	PG	NYSE	10%	$74.43
3M Company	MMM	NYSE	10%	$149.11
NextEra Energy, Inc	NEE	NYSE	10%	$103.94
Bank of America Corporation	BAC	NYSE	10%	$16.20
Exxon Mobil Corporation	XOM	NYSE	10%	$80.83
The Clorox Company	CLX	NYSE	10%	$122.08
General Mills, Inc.	GIS	NYSE	10%	$56.60
Eli Lilly and Company	LLY	NYSE	10%	$77.79
The Home Depot, Inc.	HD	NYSE	10%	$122.85
Honeywell International Inc.	HON	NYSE	10%	$98.28
*Bloomberg Ticker Symbols are being provided for reference purposes only. With respect to each Basket Component, the Initial Share Price was determined, and the Final Share Price will be determined, as set forth under “Description of Notes—Initial Share Price” and “—Final Share Price” in this pricing supplement.

Contingent Annual Coupon	On each Coupon Payment Date, the Issuer shall pay with respect to each Note a Contingent Annual Coupon, if any, equal to $1,000 times the Coupon Rate.

Coupon Rate	The sum of the products of (i) 10% and (ii) the Basket Component Performance of each Basket Component on the applicable Observation Date; provided that the Coupon Rate will not be less than 0%.

Basket Component Performance	For each Basket Component, the Basket Component Performance for such Basket Component with respect to each Observation Date is calculated as follows:

• if the Final Share Price is greater than or equal to the Initial Share Price, a percentage equal to 9.30% (the “Fixed Upside Basket Component Return”); or

• if the Final Share Price is less than the Initial Share Price, a percentage equal to the greater of (A) the Basket Component Return and (B) -10% (the “Basket Component Return Floor”)

Initial Share Price	For each Basket Component, the Closing Price for such Basket Component on October 20, 2015, as set forth under “Basket Components” above.

Final Share Price	For each Basket Component, the Closing Price of such Basket Component on the applicable Observation Date times the Adjustment Factor for such Basket Component on such date, each as determined by the Calculation Agent.

Basket Component Return	A fraction, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price.

Adjustment Factor	The Adjustment Factor for each Basket Component will initially be set at 1.0 and will be adjusted for certain corporate events relating to that Basket Component. See “—Antidilution Adjustments” below.

Coupon Payment Dates	October 27, 2016, October 27, 2017, October 27, 2018, October 27, 2019, October 27, 2020, October 27, 2021 and the Maturity Date; provided that if any scheduled Coupon Payment Date is not a Business Day, the applicable Contingent Annual Coupon, if any, will be paid on the next succeeding Business Day and no adjustment will be made to the Contingent Annual Coupon paid on any succeeding Business Day; provided further that the payment of the Contingent Annual Coupon, if any, with respect to the Final Observation Date will be made on the Maturity Date. If, due to Non-Trading Days, a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Coupon Payment Date, the Coupon Payment Date or Maturity Date, as applicable, will be the second Business Day following that Observation Date as postponed, and no adjustment will be made to any coupon payment made on that postponed date. See “—Maturity Date” above and “—Observation Dates” below.

Interest Period	The annual period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Coupon Payment Date, as applicable, to but excluding the next succeeding scheduled Coupon Payment Date, with no adjustment for any postponement thereof.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Record Date	The Record Date for each Coupon Payment Date, including the Coupon Payment Date scheduled to occur on the Maturity Date, will be the date one Business Day prior to such scheduled Coupon Payment Date.

Observation Dates	The third scheduled Business Day prior to each scheduled Coupon Payment Date, subject to postponement for non-Trading Days and certain Market Disruption Events, as follows: If any scheduled Observation Date is not a Trading Day, such Observation Date will be postponed to the next Trading Day. In addition, if a Market

Disruption Event occurs on any scheduled Observation Date with respect to any Basket Component, the Final Share Price for that Basket Component only will be determined on the next Trading Day on which no Market Disruption event occurs with respect to that Basket Component. The determination of the Final Share Price for the unaffected Basket Components will not be postponed.

If the Final Share Price for any Basket Component has not been determined by the fifth Trading Day following the scheduled Observation Date, the Calculation Agent will determine the Final Share Price for such Basket Component as (i) the Closing Price for such Basket Component determined on such fifth Trading Day in accordance with the last paragraph of “—Closing Price” below times (ii) the related Adjustment Factor.

We refer to the third scheduled Business Day prior to the scheduled Maturity Date as the Final Observation Date.

Closing Price	The Closing Price for one share of a Basket Component (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

(i) if such Basket Component (or any such other security) is listed on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Component (or any such other security) is listed,

(ii) if such Basket Component (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii) if such Basket Component (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., (“FINRA”) the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Component (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Component (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Component (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Component (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Final Share Price for such Basket Component will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Trading Day	With respect to any Basket Component, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry Notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Contingent Annual Coupon, if any, and the Payment at Maturity will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Final Share Price, any Basket Component Return or any Basket Component Performance, what adjustments should be made, if any, to the Adjustment Factor with respect to a Basket Component or whether a Market Disruption Event has occurred. See “—Market Disruption Event” and “—Antidilution Adjustments” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Basket Component:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of such Basket Component on the primary market for such Basket Component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market, or

(b) a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Component as a result of which the reported trading prices for such Basket Component during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate, or

(c) the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Component, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Component with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures contract or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Component by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Component and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Component are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or combination thereof) then included in the Basket.

Alternate Exchange Calculation in Case of an Event of Default	If an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or

• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Observation Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the

United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution Adjustments	The Adjustment Factor with respect to a Basket Component will be adjusted as follows:

1. If a Basket Component is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Component.

2. If a Basket Component is subject (i) to a stock dividend (issuance of additional shares of such Basket Component) that is given ratably to all holders of shares of such Basket Component or (ii) to a distribution of such Basket Component as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Component, then once the dividend has become effective and such Basket Component is trading ex-dividend, the Adjustment Factor for such Basket Component will be adjusted so that the new Adjustment Factor for such Basket Component will equal the prior Adjustment Factor for such Basket Component plus the product of (i) the number of shares issued with respect to one share of such Basket Component and (ii) the prior Adjustment Factor for such Basket Component.

3. If a Basket Component issuer issues rights or warrants to all holders of a Basket Component to subscribe for or purchase such Basket Component at an exercise price per share less than the Closing Price of such Basket Component on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor for such Basket Component will be adjusted to equal the product of the prior Adjustment Factor for such Basket Component and a fraction, the numerator of which will be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component offered for subscription or purchase pursuant to such rights or warrants and the denominator of which will be the number of shares of such Basket Component outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Component which the aggregate offering price of the total number of shares of such

Basket Component so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which will be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to the Adjustment Factor to reflect cash dividends or other distributions paid with respect to the Basket Component other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Component will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Component by an amount equal to at least 10% of the Closing Price of such Basket Component (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Component on the primary U.S. organized securities exchange or trading system on which such Basket Component is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to any Basket Component, the Adjustment Factor with respect to such Basket Component will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the calculation of the Contingent Annual Coupon with respect to the affected Basket Component will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to the Replacement Stock in accordance with the procedures for a Replacement Basket Event as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Component will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Component or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket

Component described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below will cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. Any of the following will constitute a Reorganization Event: (i) a Basket Component is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Component, (ii) a Basket Component issuer or any surviving entity or subsequent surviving entity of the issuer of such Basket Component (an “Issuer Successor”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) a Basket Component issuer or any Issuer Successor completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) a Basket Component issuer is liquidated, (v) a Basket Component issuer issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Component (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) a Basket Component issuer or any Issuer Successor is the subject of a tender or exchange offer or going-private transaction on all of the outstanding shares of such Basket Component. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Component receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the Adjustment Factor for such Basket Component and/or any for any New Stock (as defined below) or Replacement Stock (as defined below) on any Observation Date (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) will be determined in accordance with the following:

(a) if such Basket Component continues to be outstanding (if applicable, as reclassified upon the issuance of any tracking stock), the Adjustment Factor in effect on such Observation Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b) for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Basket Component, the number of shares of the New Stock received with respect to one share of the Basket Component multiplied by the Adjustment Factor in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Adjustment Factor”), as adjusted to such Observation Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i) if the combined value of the amount of Non-Stock Exchange Property received per share of such Basket Component, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of the Basket Component is less than 25% of the Closing Price of the Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, a number of shares of the Basket Component, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of the Basket Component and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion, on the effective date of such Reorganization Event; and the number of such shares of the Basket Component or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii) if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Basket Component on the Trading Day immediately prior to the effective date of the Reorganization Event or, if the Basket Component is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Replacement Stock Event”), a Replacement Stock (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for the Basket Component on the Trading Day immediately prior to the effective date of such Reorganization Event. The “Replacement Stock” will be a stock with the largest market capitalization among the stocks that then constitute the S&P 500® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the Basket Component; provided, however, that a Replacement Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Notes with respect to such stock (a “Hedging Restriction”); provided further that if a Replacement Stock cannot be identified from the S&P 500® Index by primary SIC Code for which a Hedging Restriction does not exist, the Replacement Stock will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the affected Basket Component. The Replacement Stock will be assigned an Adjustment Factor equal to the number of shares of such Replacement Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value and (b) the Adjustment Factor in effect for the Basket Component on the Trading Day immediately prior to the effective date of such Reorganization Event (the “Replacement Stock Adjustment Factor”).

Following the allocation of any Extraordinary Dividend to the Replacement Stock pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the Closing Price for such Basket Component on such Observation Date determined by the Calculation Agent will be the sum of an amount equal to:

(x) if applicable, the Closing Price of the Basket Component times the Adjustment Factor then in effect for such Basket Component;

(y) if applicable, for a New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z) if applicable, for a Replacement Stock, the Closing Price of such Replacement Stock times the Replacement Stock Adjustment Factor then in effect for such Replacement Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “Basket Component” under “—Closing Price” and “—Market Disruption Event” will be deemed to also refer to any New Stock or Replacement Stock, and (ii) all other references in this pricing supplement to “Basket Component” will be deemed to refer to any New Stock or Replacement Stock and references to a “share” or “shares” of a Basket Component will be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Replacement Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) or Replacement Stock Adjustment Factor resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above will be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Closing Price for a Basket Component is no longer available for a Basket Component for whatever reason, including the liquidation of the issuer of such Basket Component or the subjection of the issuer to a proceeding under any applicable bankruptcy, insolvency or other similar law and a Closing Price is not determined pursuant to adjustments made under paragraph 5 above, then the value of such Basket Component will equal zero for so long as no Closing Price is available. There will be no substitution for any such Basket Component.

No adjustment to the Adjustment Factor for any Basket Component (including for this purpose, any New Stock Adjustment Factor or Replacement Stock Adjustment Factor) will be required unless such adjustment would require a change of at least .1% in the Adjustment Factor of such Basket Component then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one billionth, with five ten-billionths rounded upward. Antidilution Adjustments will be made up to and including the Final Observation Date.

No adjustments to the Adjustment Factor for any Basket Component or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all of the events that could affect the Closing Price of a Basket Component, including, without limitation, a partial tender or exchange offer for a Basket Component.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor for a Basket Component, any New Stock Adjustment Factor, Replacement Stock Adjustment Factor or method of calculating the Non-Stock Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor, or to the method of calculating the Closing Price of any Basket Component on the Observation Dates made pursuant to paragraph 5 above, upon written request by any investor in the Notes.

Basket Components; Public Information	For further information on each of the Basket Components, please see Annex A. The issuers of Basket Components are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Components pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the issuers of the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Components or other securities of the issuers of the Basket Components. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Components from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Components in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Components is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the Closing Prices of the Basket Components have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Components could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Components or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Components, including extending loans to, or making equity investments in, the issuers of the Basket Components or providing advisory services to the issuers of the Basket Components, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Components, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Components, and these reports may or may not recommend that investors buy or hold the Basket Components. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a purchaser of the Notes, you should undertake an independent investigation of the issuers of the Basket Components as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Components.

Historical Information	For further information on each of the Basket Components, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Components for each calendar quarter in the period from January 1, 2010 through October 22, 2015. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets without independent verification.

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Notes will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to October 20, 2015, we hedged our anticipated exposure in connection with the Notes, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the Basket Components or in options contracts on the Basket Components that are listed on major securities markets. Such purchase activity could have increased the Initial Share Prices of the Basket Components, and, therefore, could have increased the prices at or above which the Basket Components must close on any Observation Date before you would receive a Contingent Annual Coupon on the applicable Coupon Payment Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Basket Components, futures or options contracts on the Basket Components that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Observation Dates approach. We cannot give any assurance that our hedging activities will not affect the value of the Basket Components and, therefore, adversely affect the value of the Notes or whether a Contingent Annual Coupon is payable on any Coupon Payment Date.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $7.50 for each Note they sell. After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the

Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Notes:

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Notes	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

United States Federal Taxation	In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law and based on current market conditions, the Notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes. U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes,” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting”. Except where stated

otherwise, the following discussion is based on the treatment of the Notes as “variable rate debt instruments.”

Coupon Payments on the Notes

Each coupon payment on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Because the amount of a coupon payment in respect of an accrual period will not be known until the relevant coupon determination date, it is not clear how accrued interest will be determined prior to the relevant coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the Notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the Notes, which will equal the U.S. Holder’s purchase price for the Notes. Because the amount of a coupon payment in respect of an accrual period will not be known until the relevant coupon determination date, it is not clear how much interest will be treated as having accrued on the Notes at the time of a sale or exchange that occurs during the period. The capital gain or loss recognized upon a sale or exchange of the Notes will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

The Internal Revenue Service (the “IRS”) could seek to treat the Notes as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders— Notes —Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the Notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the Notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the Notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.” The discussion under “United States Federal

Taxation – FATCA Legislation” in the accompanying prospectus supplement will apply to the Notes, except that, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of any disposition of the Notes before January 1, 2019.

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of recently promulgated Treasury regulations under Section 871(m) of the Code, the withholding tax generally will not apply to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Notes.

Annex A

Price and Historical Information Available for Basket Components

The following tables set forth the published high and low Closing Prices for each Basket Component January 1, 2010 through October 22, 2015. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The historical prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Components on any Observation Date. The Closing Price of each Basket Component on any Observation Date may be lower than its Initial Share Price so that you receive no Contingent Annual Coupon on the applicable Coupon Payment Date. We cannot give you any assurance that you will receive any Contingent Annual Coupon during the term of the Notes.

The Procter & Gamble Company provides consumer packaged goods. Its Securities and Exchange Commission file number is 001-00434.			3M Company is a technology company with a presence in the following businesses: Industrial; Safety and Graphics; Electronics and Energy; Health Care; and Consumer. Its Securities and Exchange Commission file number is 001-03285.
The Procter & Gamble Company	High ($)	Low ($)	3M Company	High	Low
(CUSIP 742718109)			(CUSIP 88579Y101)
2010			2010
First Quarter	64.53	59.84	First Quarter	85.12	77.53
Second Quarter	63.94	59.79	Second Quarter	89.81	74.74
Third Quarter	63.08	59.34	Third Quarter	88.03	77.67
Fourth Quarter	65.24	59.96	Fourth Quarter	90.90	83.59
2011			2011
First Quarter	66.70	59.73	First Quarter	93.75	86.14
Second Quarter	67.46	61.67	Second Quarter	97.23	90.62
Third Quarter	64.95	58.51	Third Quarter	97.97	71.79
Fourth Quarter	66.97	61.00	Fourth Quarter	82.39	70.93
2012			2012
First Quarter	67.90	62.77	First Quarter	90.00	81.73
Second Quarter	67.56	59.27	Second Quarter	89.60	82.51
Third Quarter	69.76	61.19	Third Quarter	94.24	86.41
Fourth Quarter	70.76	66.32	Fourth Quarter	95.37	87.31
2013			2013
First Quarter	77.58	67.89	First Quarter	106.42	92.85
Second Quarter	82.54	75.25	Second Quarter	112.97	103.79
Third Quarter	82.17	75.59	Third Quarter	121.57	108.73
Fourth Quarter	85.41	75.65	Fourth Quarter	140.25	117.16
2014			2014
First Quarter	81.42	75.70	First Quarter	140.25	123.90
Second Quarter	82.94	78.59	Second Quarter	145.32	132.39
Third Quarter	85.24	77.32	Third Quarter	146.84	139.13
Fourth Quarter	93.46	82.24	Fourth Quarter	167.27	132.90
2015			2015
First Quarter	91.62	81.39	First Quarter	170.50	158.65
Second Quarter	83.60	77.43	Second Quarter	167.07	153.95
Third Quarter	82.30	68.06	Third Quarter	157.17	137.58
Fourth Quarter (through October 22, 2015)	75.16	71.95	Fourth Quarter (through October 22, 2015)	156.00	140.80

NextEra Energy Inc. is an electric power company. Its Securities and Exchange Commission file number is 001-08841.			Bank of America Corporation is a bank holding company and a financial holding company. Its Securities and Exchange Commission file number is 001-06523.
NextEra Energy, Inc.	High ($)	Low ($)	Bank of America Corporation	High	Low
(CUSIP 65339F101)			(CUSIP 060505104)
2010			2010
First Quarter	53.25	45.57	First Quarter	18.04	14.45
Second Quarter	52.87	48.37	Second Quarter	19.48	14.37
Third Quarter	55.45	48.95	Third Quarter	15.67	12.32
Fourth Quarter	56.03	50.62	Fourth Quarter	13.56	10.95
2011			2011
First Quarter	55.77	51.99	First Quarter	15.25	13.33
Second Quarter	58.88	54.89	Second Quarter	13.72	10.50
Third Quarter	58.18	50.17	Third Quarter	11.09	6.06
Fourth Quarter	61.08	52.38	Fourth Quarter	7.35	4.99
2012			2012
First Quarter	61.08	58.79	First Quarter	9.93	5.56
Second Quarter	68.81	61.08	Second Quarter	9.68	6.83
Third Quarter	71.42	67.11	Third Quarter	9.55	7.04
Fourth Quarter	72.05	66.49	Fourth Quarter	11.61	8.93
2013			2013
First Quarter	77.68	69.19	First Quarter	12.78	11.03
Second Quarter	82.03	75.62	Second Quarter	13.83	11.44
Third Quarter	88.29	79.00	Third Quarter	14.95	12.83
Fourth Quarter	89.06	79.35	Fourth Quarter	15.88	13.69
2014			2014
First Quarter	95.62	84.25	First Quarter	17.92	15.57
Second Quarter	102.48	93.90	Second Quarter	17.34	14.51
Third Quarter	101.45	92.35	Third Quarter	17.18	14.98
Fourth Quarter	110.50	91.82	Fourth Quarter	18.13	15.76
2015			2015
First Quarter	111.66	97.98	First Quarter	17.90	15.15
Second Quarter	105.54	97.99	Second Quarter	17.67	15.41
Third Quarter	109.53	94.62	Third Quarter	18.45	15.26
Fourth Quarter (through October 22, 2015)	105.71	96.55	Fourth Quarter (through October 22, 2015)	16.20	15.38

Exxon Mobil Corporation's principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. Its Securities and Exchange Commission file number is 001-02256.			The Clorox Company is engaged in manufacturing and marketing consumer and professional products. Its Securities and Exchange Commission file number is 001-07151.
Exxon Mobil Corporation	High ($)	Low ($)	The Clorox Company	High	Low
(CUSIP 30231G102)			(CUSIP 189054109)
2010			2010
First Quarter	70.30	64.35	First Quarter	65.11	59.17
Second Quarter	69.29	57.07	Second Quarter	65.32	61.50
Third Quarter	62.72	56.57	Third Quarter	67.61	61.74
Fourth Quarter	73.42	62.19	Fourth Quarter	68.70	61.80
2011			2011
First Quarter	87.07	73.12	First Quarter	71.26	61.57
Second Quarter	87.98	76.78	Second Quarter	70.94	66.25
Third Quarter	85.22	68.03	Third Quarter	74.55	64.00
Fourth Quarter	85.28	71.15	Fourth Quarter	69.56	63.71
2012			2012
First Quarter	87.49	83.53	First Quarter	70.24	66.56
Second Quarter	87.07	77.60	Second Quarter	73.06	67.03
Third Quarter	92.30	83.11	Third Quarter	73.44	70.10
Fourth Quarter	93.48	85.10	Fourth Quarter	76.47	72.10
2013			2013
First Quarter	91.76	86.55	First Quarter	88.53	73.22
Second Quarter	92.80	86.08	Second Quarter	89.53	81.69
Third Quarter	95.20	86.04	Third Quarter	87.45	81.72
Fourth Quarter	101.51	85.16	Fourth Quarter	95.83	81.49
2014			2014
First Quarter	101.20	89.52	First Quarter	92.76	84.56
Second Quarter	104.38	96.72	Second Quarter	92.66	87.31
Third Quarter	104.37	94.05	Third Quarter	97.23	86.39
Fourth Quarter	96.81	86.41	Fourth Quarter	106.08	95.46
2015			2015
First Quarter	93.37	83.58	First Quarter	111.93	103.87
Second Quarter	89.11	82.82	Second Quarter	111.37	104.02
Third Quarter	83.14	68.71	Third Quarter	119.39	105.94
Fourth Quarter (through October 22, 2015)	82.89	74.06	Fourth Quarter (through October 22, 2015)	123.60	115.38

General Mills, Inc. is a manufacturer and marketer of branded consumer foods sold through retail stores. Its Securities and Exchange Commission file number is 001-01185.			Eli Lilly and Company is a drug manufacturing company. Its Securities and Exchange Commission file number is 001-06351.
General Mills, Inc.	High ($)	Low ($)	Eli Lilly and Company	High	Low
(CUSIP 370334104)			(CUSIP 532457108)
2010			2010
First Quarter	36.82	34.29	First Quarter	37.41	33.95
Second Quarter	38.93	34.74	Second Quarter	36.92	32.25
Third Quarter	37.24	33.57	Third Quarter	37.77	33.12
Fourth Quarter	37.56	34.99	Fourth Quarter	38.06	33.66
2011			2011
First Quarter	37.45	34.60	First Quarter	35.84	33.63
Second Quarter	39.95	35.99	Second Quarter	39.15	34.99
Third Quarter	39.50	34.95	Third Quarter	39.32	34.49
Fourth Quarter	40.66	37.94	Fourth Quarter	41.75	35.58
2012			2012
First Quarter	41.05	38.04	First Quarter	41.80	38.49
Second Quarter	39.69	37.55	Second Quarter	42.91	39.18
Third Quarter	40.44	37.91	Third Quarter	47.64	41.98
Fourth Quarter	41.77	39.19	Fourth Quarter	53.81	45.91
2013			2013
First Quarter	49.31	40.42	First Quarter	56.79	49.32
Second Quarter	50.93	47.08	Second Quarter	58.33	49.06
Third Quarter	52.73	47.92	Third Quarter	54.96	49.92
Fourth Quarter	51.53	47.41	Fourth Quarter	51.34	47.65
2014			2014
First Quarter	51.82	46.86	First Quarter	59.85	50.73
Second Quarter	55.56	51.00	Second Quarter	63.10	58.21
Third Quarter	53.82	50.12	Third Quarter	66.59	60.35
Fourth Quarter	54.41	48.86	Fourth Quarter	72.83	61.90
2015			2015
First Quarter	56.60	51.70	First Quarter	76.36	68.41
Second Quarter	57.14	54.36	Second Quarter	86.59	70.89
Third Quarter	59.55	54.52	Third Quarter	89.98	78.26
Fourth Quarter (through October 22, 2015)	59.23	55.70	Fourth Quarter (through October 22, 2015)	87.52	76.98

The Home Depot, Inc. is an American retailer of home improvement and construction products and services. Its Securities and Exchange Commission file number is 001-08207.			Honeywell International Inc. is a technology and manufacturing company serving customers with aerospace products and services. Its Securities and Exchange Commission file number is 001-08974.
The Home Depot, Inc.	High ($)	Low ($)	Honeywell International Inc.	High	Low
(CUSIP 437076102)			(CUSIP 438516106)
2010			2010
First Quarter	32.75	27.34	First Quarter	45.27	36.87
Second Quarter	36.49	28.07	Second Quarter	48.52	39.03
Third Quarter	31.81	27.07	Third Quarter	44.46	38.53
Fourth Quarter	35.24	30.21	Fourth Quarter	53.72	43.61
2011			2011
First Quarter	38.48	34.38	First Quarter	59.71	53.16
Second Quarter	38.17	33.47	Second Quarter	62.00	55.53
Third Quarter	37.05	28.51	Third Quarter	60.44	41.94
Fourth Quarter	42.22	31.59	Fourth Quarter	54.98	42.32
2012			2012
First Quarter	50.31	42.04	First Quarter	61.78	54.35
Second Quarter	52.99	47.02	Second Quarter	61.29	52.92
Third Quarter	60.37	50.70	Third Quarter	61.72	53.60
Fourth Quarter	65.07	59.01	Fourth Quarter	64.29	59.15
2013			2013
First Quarter	71.37	61.85	First Quarter	75.48	63.47
Second Quarter	79.82	69.67	Second Quarter	80.85	71.47
Third Quarter	80.54	72.70	Third Quarter	86.79	77.88
Fourth Quarter	82.34	74.14	Fourth Quarter	91.37	81.45
2014			2014
First Quarter	82.91	74.97	First Quarter	95.44	88.47
Second Quarter	81.13	75.70	Second Quarter	95.81	90.36
Third Quarter	93.50	79.40	Third Quarter	97.34	90.56
Fourth Quarter	104.97	87.85	Fourth Quarter	101.98	85.11
2015			2015
First Quarter	117.49	100.95	First Quarter	105.40	97.11
Second Quarter	115.59	106.98	Second Quarter	106.85	100.92
Third Quarter	122.80	110.97	Third Quarter	107.30	91.59
Fourth Quarter (through October 22, 2015)	124.36	117.03	Fourth Quarter (through October 22, 2015)	102.58	94.71